Exhibit 99.1

Central European Distribution Corporation Announces Preliminary Second Quarter

Results; Net Income rises 82% from Second Quarter 2002

SARASOTA, Florida – August 4, 2003/PRNewswire/ — Central European Distribution Corporation (NASDAQ: CEDC) today announced its preliminary financial results for the second quarter of 2003. Un-audited net income is approximately $3.46 million, or $0.33 per fully diluted share, compared to $1.9 million, or $0.24 per fully diluted share in the same period of 2002, an increase of 82% in net income. Un-audited net sales for the second quarter are approximately $105.1 million compared to $71.5 million for the same period in 2002, an increase of 47%. The weighted average number of shares used for calculating diluted earnings per share for the second quarter 2003 was 10,525,000 compared to 8,183,000 for the second quarter 2002.

William V. Carey, CEO and President, commented, “The 82% growth in net income versus a 47% increase in net sales speaks for itself. Our management team remains committed to delivering superior bottom line growth and are achieving those goals. With the additional shares issued from the private placement, the successful stock split, and the upcoming new acquisition of Panta Hurt, the company is well positioned to leverage its strong balance sheet for solid organic growth as well as maintaining its active acquisition strategy.”

The Company also announced that it stands by its previously announced full year 2003 net sales of $415-$420 million and earnings per share of $1.47-$1.50. The Company will file second quarter 2003 financial results the second week of August.

CEDC is one of the leading importers of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland. The Company operates 52 regional distribution centers in major urban areas throughout Poland. It distributes many of the world’s leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2002, and other periodic reports filed with the Securities and Exchange Commission.

Contact:

James Archbold

Vice President and Director of Investor Relations

Central European Distribution Corporation

www.ced-c.com

941-330-1558